Exhibit 5.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com FIRM / AFFILIATE OFFICES

December 28, 2011	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Kennedy-Wilson, Inc.

9701 Wilshire Blvd., Suite 700

Beverly Hills, CA 90212

Re:	Registration Statement on Form S-4; Exchange Offer for up to $250,000,000 in

Aggregate Principal Amount of Kennedy-Wilson, Inc.’s 8.750% Senior Notes Due 2019

Ladies and Gentlemen:

We have acted as special counsel to Kennedy-Wilson, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $250,000,000 in aggregate principal amount of its 8.750% Senior Notes due 2019 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Exhibit A hereto (the “Guarantors”), under an indenture, dated as of April 5, 2011 (the “Indenture”), among the Company, the guarantors set forth in the signature pages thereto and Wilmington Trust FSB, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 5, 2011 (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued in exchange for the Company’s outstanding 8.750% Senior Notes due 2019 (the “Private Notes”), and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and Guarantees.

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As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the States of California, Delaware and Illinois are addressed in the letter of Kulik, Gottesman & Siegel, LLP, which has been separately provided to you. We express no opinion with respect to those matters herein and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Exchange Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered in exchange for the Private Notes in the circumstances contemplated by the Registration Statement and Prospectus, the Exchange Notes and the Guarantees will be legally valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 6.15 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) covenants not to compete, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) provisions authorizing or validating conclusive or discretionary determinations, (l) grants of setoff rights, (m) proxies, powers and trusts, (n) provisions prohibiting, restricting, or requiring consent to

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assignment or transfer of any right or property, and (o) the severability, if invalid, of provisions to the foregoing effect. We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

With your consent, we have assumed (a) that the Indenture, the Exchange Notes and the Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Guarantors, enforceable against each of them in accordance with their terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

December 28, 2011 Page 4

Exhibit A

Guarantors
1. Kennedy-Wilson Holdings, Inc., a Delaware corporation
2. Kennedy-Wilson Properties, Ltd., a Delaware corporation
3. Kennedy-Wilson Property Services, Inc., a Delaware corporation
4. Kennedy-Wilson Property Services II, Inc., a Delaware corporation
5. Kennedy Wilson Property Services III, L.P., a Delaware limited partnership
6. Kennedy-Wilson Property Equity, Inc., a Delaware corporation
7. Kennedy-Wilson Property Equity II, Inc., a Delaware corporation
8. Kennedy-Wilson Property Special Equity, Inc., a Delaware corporation
9. Kennedy-Wilson Property Special Equity II, Inc., a Delaware corporation
10. Kennedy-Wilson Property Special Equity III, LLC, a Delaware limited liability company
11. K-W Properties, a California corporation
12. Kennedy Wilson Property Services III GP, LLC, a Delaware limited liability company
13. KW BASGF II Manager, LLC, a Delaware limited liability company
14. KWF Investors I, LLC, a Delaware limited liability company
15. KWF Investors II, LLC, a Delaware limited liability company
16. KWF Investors III, LLC, a Delaware limited liability company
17. KWF Manager I, LLC, a Delaware limited liability company
18. KWF Manager II, LLC, a Delaware limited liability company
19. KWF Manager III, LLC, a Delaware limited liability company
20. Kennedy Wilson Overseas Investments, Inc., a Delaware corporation
21. Fairways 340 Corp., a Delaware corporation
22. KW - Richmond, LLC, a Delaware limited liability company
23. SG KW Venture I Manager LLC, a Delaware limited liability company
24. KW Loan Partners I LLC, a Delaware limited liability company
25. KW Loan Partners II LLC, a California limited liability company
26. KW Summer House Manager, LLC, a Delaware limited liability company
27. KW Montclair, LLC, a Delaware limited liability company
28. KW Blossom Hill Manager, LLC, a Delaware limited liability company
29. KW Serenade Manager, LLC, a Delaware limited liability company
30. K-W Santiago Inc., a California corporation
31. KW Redmond Manager, LLC, a Delaware limited liability company
32. Dillingham Ranch Aina LLC, a Delaware limited liability company
33. 68-540 Farrington, LLC, a Delaware limited liability company
34. KW Dillingham Aina LLC, a Delaware limited liability company
35. Kennedy Wilson Fund Management Group, LLC, a California limited liability company
36. Kennedy-Wilson International, a California corporation
37. Kennedy-Wilson Tech, Ltd., a California corporation
38. KWP Financial I, a California corporation
39. Kennedy-Wilson Properties, LTD, an Illinois corporation
40. Kennedy Wilson Auction Group Inc., a California corporation

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41. KWF Manager IV, LLC, a Delaware limited liability company
42. KWF Manager V, LLC, a Delaware limited liability company
43. KW Ireland, LLC, a Delaware limited liability company
44. Kennedy Wilson Property Equity IV, LLC, a Delaware limited liability company
45. KW Residential Group, Inc., a Delaware corporation
46. KWF Fund IV—Kohanaiki, LLC, a Delaware limited liability company
47. KW Telstar Partners, LLC, a Delaware limited liability company
48. KWF Investors IV, LLC, a Delaware limited liability company
49. KWF Investors V, LLC, a Delaware limited liability company